Exhibit 99.1

Verisk Announces Sale of 3E Business to New Mountain Capital

JERSEY CITY, N.J., January 24, 2022 – Verisk (Nasdaq: VRSK), a leading global data analytics provider, today announced that it has entered into a definitive agreement to sell its 3E business to New Mountain Capital, a growth-oriented investment firm with over $35 billion in assets under management, for a potential aggregate cash consideration of up to $950 million.

Verisk’s 3E business, part of its energy and specialized markets segment, delivers intelligent compliance solutions that enable companies to manage global regulatory compliance, product stewardship risk and drive continuous improvement to support their environmental health and safety (EHS) initiatives. 3E offers industry-leading software and information services to 5,000 customers worldwide, including industry leaders across chemical manufacturing, retail and pharmaceuticals. Verisk acquired 3E in 2010 for $107 million, and subsequently integrated its 2019 acquisition of Content as a Service (CaaS) into the 3E business.

“The sale of 3E marks an important step in Verisk’s ongoing comprehensive portfolio review to best position Verisk for continued solid growth,” said Scott Stephenson, chairman, president and CEO of Verisk. “These efforts are consistent with our focus on identifying the most value creating opportunities available to the company and our shareholders, and ensuring we generate strong returns on our invested capital. Today’s announcement represents a great outcome for Verisk, our shareholders and the talented 3E team.”

Lee Shavel, CFO and group president, Verisk, said: “New Mountain Capital’s strategy of backing best-in-class companies is a strong endorsement of the essential role 3E plays in the success of customers in nearly every industry around the globe. We have great confidence that 3E will be well positioned to continue delivering critical services and value to its customers under New Mountain Capital.”

Pete Masucci, managing director of New Mountain Capital, said: “3E has a long history of innovation that has resulted in the development of differentiated and mission-critical software, data and services for its clients. We believe 3E is positioned to benefit from favorable macro trends as companies keep up with continuously evolving global regulations, provide a safer working environment for their employees and focus on meeting their sustainability goals.”

Gandharv Bedi, director at New Mountain Capital, added: “3E strongly impressed us as a uniquely attractive platform in both the EHS and information services sectors that New Mountain knows extremely well. We are excited to partner with the team to support 3E in its next phase of growth and look forward to investing towards continued product innovation, substantial market expansion, and strategic acquisitions to further expand 3E’s value proposition to its customers and partners.”

The total purchase price is subject to typical adjustments for, among other things, the working capital and the debt of the business at closing. The purchase price consists of $630 million of cash consideration paid at closing, up to $50 million of earnout payments based on financial performance in 2023 and 2024, and up to $270 million of additional deferred payments based on New Mountain’s future return on its investment, for a potential aggregate cash consideration of up to $950 million. Verisk intends to return the after-tax proceeds to shareholders through share repurchases.

The transaction is subject to customary closing conditions, including regulatory approvals.

BofA Securities is acting as financial advisor and Davis Polk & Wardwell as legal advisor to Verisk in connection with the transaction. Simpson Thacher & Bartlett is acting as legal advisor to New Mountain.

About Verisk

Verisk (Nasdaq:VRSK) provides predictive analytics and decision-support solutions to customers in the insurance, energy and specialized markets, and financial services industries. More than 70 percent of the FORTUNE 100 relies on the company's advanced technologies to manage risks, make better decisions and improve operating efficiency. The company's analytic solutions address insurance underwriting and claims, fraud, regulatory compliance, natural resources, catastrophes, economic forecasting, geopolitical risks, as well as environmental, social, and governance (ESG) matters. Celebrating its 50th anniversary, the company continues to make the world better, safer and stronger, and fosters an inclusive and diverse culture where all team members feel they belong. With more than 100 offices in nearly 35 countries, Verisk consistently earns certification by Great Place to Work. For more: Verisk.com, LinkedIn, Twitter, Facebook, and YouTube.

About New Mountain Capital

New Mountain Capital is a New York-based investment firm that emphasizes business building and growth, rather than debt, as it pursues long-term capital appreciation. The firm currently manages private equity, credit, and net lease real estate funds with over $35 billion in assets under management. New Mountain seeks out what it believes to be the highest quality leaders in carefully selected “defensive growth” industry sectors and works intensively with management to build the value of these companies. Additional information about New Mountain Capital is available at www.newmountaincapital.com.

Investor Relations

Stacey Brodbar

Head of Investor Relations

Verisk

201-469-4327

stacey.brodbar@verisk.com

Media

Alberto Canal

Verisk

201-469-2618

alberto.canal@verisk.com

Dana Gorman, Matthew Butler, Abernathy MacGregor

New Mountain Capital

212-371-5999

dtg@abmac.com or msb@abmac.com

This release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “target,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements, because they involve known and unknown risks, uncertainties, and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Any forward-looking statement in this release reflects our current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our operations, results of operations, growth strategy, and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.